SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to o 240.14a-11(c) or o 240.14a-12
Superior Energy Services, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Performance Graph
PROPOSAL TO APPROVE THE AMENDED AND RESTATED SUPERIOR ENERGY SERVICES, INC. 2004 DIRECTORS RESTRICTED STOCK UNITS PLAN
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF PROXY MATERIALS
2007 STOCKHOLDER NOMINATIONS AND PROPOSALS
APPENDIX A
APPENDIX B

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Superior’s annual stockholders’ meeting will be held on Tuesday, May 23, 2006, 12:00 p.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170. At the meeting, stockholders will be asked to:

1. elect directors;

2. approve the Amended and Restated 2004 Directors Restricted Stock Units Plan;

3. ratify the appointment of KPMG LLP as our registered public accounting firm for 2006; and

4. consider any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on March 31, 2006 are entitled to receive notice of, attend and vote at the meeting.

Please sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors

Greg Rosenstein
Secretary

Harvey, Louisiana
April 19, 2006

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to our stockholders on or about April 19, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 31, 2006, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning April 19, 2006. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our stockholders will be asked to elect our directors, approve our proposed Amended and Restated 2004 Directors Restricted Stock Units Plan (the “Amended Director Plan”), ratify the appointment of KPMG LLP as our registered independent public accounting firm for 2006 and consider any other matter that properly comes before the meeting.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Tuesday, May 23, 2006, 12:00 p.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2006 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

Q:	How many votes do I have?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 79,637,881 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 39,818,941 shares constitute a majority of our outstanding stock entitled to vote at the meeting. Shares that are voted, broker non-votes, and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement and proxy card have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal. Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and the ratification of the appointment of our registered public accounting firm but do not have discretionary authority to vote on any proposed material revision to the terms of any existing equity compensation plan, such as our proposed Amended Director Plan.

If you don’t vote the shares held in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	In the election of directors, the six persons receiving the highest number of affirmative votes will be elected. The Amended Director Plan requires the affirmative vote of a majority of the votes cast. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting.

Withheld votes and broker non-votes will have no effect on the voting calculations for the election of directors. Abstentions and broker non-votes will count as a vote against the ratification of the appointment of our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the voting calculations for the adoption of the Amended Director Plan.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

• In person at the annual meeting:  All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a matter listed on my proxy card?

A:	If you return the proxy card without indicating your vote for a director, your shares will be voted FOR each of the nominees listed on your card, if you return the proxy card without indicating your vote for the Amended Director Plan, your shares will be voted FOR the approval of the Amended Director Plan, and if you return the proxy card without indicating your vote for the ratification of the appointment of KPMG LLP as our registered public accounting firm, your shares will be voted FOR the ratification of the appointment of KPMG LLP as our registered public accounting firm.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $7,000. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

The size of our Board has been fixed at six directors. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. The nominees have advised us that they will serve on the Board if elected.

Information About Directors

The Nominating and Corporate Governance Committee recommends, and the Board nominates, the following six individuals for election as directors at the annual meeting:

Enoch L. Dawkins, 68, has served as a Director since August 2003. He has over 40 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration, a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins is also a director of Energy Partners, Ltd.

James M. Funk, age 56, has served as a Director since May 2005. Mr. Funk is presently an independent oil and gas consultant. Mr. Funk served as a director of Westport Resources Company from April 2000 until its merger with Kerr McGee Corporation in June 2004. Mr. Funk also served as President of Equitable Production Company, from June 2000 until December 2003. Prior to this, Mr. Funk worked for 23 years at Shell Oil Company, where he served in a variety of executive and management capacities, most recently as President of Shell Continental Companies (January 1998 through January 1999). Mr. Funk holds a PhD in geology and is a certified petroleum geologist. Mr. Funk also serves as a director of Matador Resources Company, a private oil and gas company headquartered in Dallas, Texas.

Terence E. Hall, 60, has served as the Chairman of the Board, Chief Executive Officer and a Director since December 1995. From December 1995 until November 2004, he also served as our President. Since 1989, he has also served as President and Chief Executive Officer of our wholly-owned subsidiaries Superior Energy Services, L.L.C. and Connection Technology, L.L.C., and their predecessors.

Ernest E. “Wyn” Howard, III, 63, has served as a Director since January 2005. Mr. Howard retired as a director of Stratus Properties, Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan

Copper & Gold, Inc. In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with Freeport-McMoRan, Inc. and its predecessor company, McMoRan Oil & Gas Co. Since March 2003, Mr. Howard has also served as a Trustee and member of the Audit Committee and Nominating Committee of Hibernia Funds.

Richard A. Pattarozzi, 62, has served as a Director since June 2002. Mr. Pattarozzi retired as a Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Global Industries, Ltd., Stone Energy Corporation, Transocean, Inc. (until May 11, 2005), Tidewater, Inc. and FMC Technologies, Inc.

Justin L. Sullivan, 66, has served as a Director since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University.

Meetings of the Board; Meeting Attendance

There were five Board meetings in 2005. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member. The Board of Directors has determined that the following directors are “independent” within the meaning of the New York Stock Exchange (NYSE) listing standards currently in effect: Ernest E. Howard, III, Richard A. Pattarozzi, Justin L. Sullivan and James M. Funk. Under NYSE listing standards, we are not able to consider our fifth non-employee director, Enoch L. Dawkins, “independent” because one of his sons-in-law is a consulting principal with KPMG LLP, our registered public accounting firm. We were informed by the NYSE that we may rely on NYSE director independence transition rules to allow Mr. Dawkins to remain a member of our Compensation and Nominating and Corporate Governance Committees until the annual meeting. Mr. Dawkins was appointed to these committees prior to the date that his son-in-law became employed by KPMG LLP.

The Board has adopted a policy that recommends that all directors personally attend each stockholders meeting. At the last annual meeting of stockholders held on May 25, 2005, all of our directors were in attendance.

Board Committees

Our Board has, as standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Reserves Committee. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and is also “independent” within the meaning of New York Stock Exchange listing standards, with the exception of Mr. Dawkins, as noted above. Members of the individual committees are named below:

Nominating and
Audit	Compensation	Corporate Governance	Reserves Committee

E. E. Howard, III	E. L. Dawkins+	E. L. Dawkins+	E. L. Dawkins
R. A. Pattarozzi	J. M. Funk	E. E. Howard, III*	J. M. Funk*
J. L. Sullivan*	R. A. Pattarozzi*	R. A. Pattarozzi	R. A. Pattarozzi
J. L. Sullivan

*	Chairman of the committee

+	Mr. Dawkins will resign from this committee immediately prior to the annual meeting.

Each of the Audit, Compensation, Nominating and Corporate Governance, and Reserves Committees has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Guidelines and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com.

Audit Committee

The Audit Committee is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The Audit Committee is primarily responsible for evaluating and selecting the Company’s independent auditors, approving the nature and scope of services performed by the independent auditors and reviewing the range of fees for such services, conferring with the independent auditors and reviewing the results of their audits, overseeing the Company’s annual evaluation of the effectiveness of internal control over financial reporting and the Company’s internal audit function. The Audit Committee met seven times during 2005. The Board of Directors has determined that Justin L. Sullivan qualifies as our audit committee financial expert. The charter of the Audit Committee is attached hereto as Appendix A.

Compensation Committee

The Compensation Committee determines the nature and amount of compensation of all of our executive officers, including our chief executive officer, determines the amount of stock awards granted to employees, provides guidance and makes recommendations to management regarding employee benefit programs and administers our long-term incentive plans. The Compensation Committee met three times during 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and Board committees, monitoring the process to assess Board effectiveness and developing and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee met four times during 2005.

Reserves Committee

The Reserves Committee was established in May 2005 and evaluates and selects the Company’s independent engineering consultants, verifies the qualification and independence of the Company’s independent engineering consultants, verifies adequate performance of the Company’s independent engineering consultants and reviews the Company’s internal procedures relating to reserves disclosure, including significant reserves engineering principles. The Reserves Committee met one time in 2005.

Nominee Qualifications

When seeking candidates for director, the Nominating and Corporate Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2006 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

Stockholders who would like to propose a director nominee may do so by sending written notice containing the information required by our By-laws by mail, c/o Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. For the 2006 annual meeting, we did not receive timely notice of director nominations from any stockholder. Stockholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of our proxy in connection with the previous year’s annual meeting (no later than December 20, 2006) with respect to recommendations for nominees to be considered at the 2007 annual meeting of stockholders).

The Nominating and Corporate Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: the nominee must have achieved significant success in business or have extensive financial expertise, particularly in the energy industry; must be committed to representing the long-term interests of our stockholders; and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2006 annual meeting of stockholders is a current director standing for re-election. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.

Executive Sessions; Lead Director

The Board has adopted a policy providing that the outside directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. The policy also provides that the Board elect a lead director each year. The lead director’s responsibilities include presiding over the executive sessions of the outside directors and at other meetings of the Board in the absence of the Chairman. He communicates any issues discussed by the outside directors back to the Chairman, confers with the Chairman at intervals between Board meetings, and assists in planning for Board and Committee meetings. In addition, he acts as a liaison between the Board and the Chairman to ensure close communication and coordination between them and to promote a harmonious and effective relationship. The Board elected Mr. Dawkins to serve as lead director of the Board until the 2006 annual meeting of stockholders.

Communications with the Board

Any stockholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. The secretary will forward the stockholder’s communication directly to the appropriate director or directors.

Director Compensation

In order to closely align the outside directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity in accordance with the terms of our 2004 Directors Restricted Stock Units Plan (the “Directors Plan”). Under the terms of the Directors Plan, on the date of each annual meeting of stockholders, each non-employee director is automatically granted a number of restricted stock units (RSUs) having an aggregate value of $30,000, with the exact number of units determined by dividing $30,000 by the fair market value of our common stock on the day of the annual meeting. An RSU represents the right to automatically receive from us, within 30 days of the date the participant ceases to serve on the Board, one share of our common stock. In addition, upon any person’s initial election or appointment as an eligible director, otherwise than at an annual meeting of stockholders, such person will receive a pro rata number of RSUs based on the number of full calendar months between the date of grant and the first anniversary of the previous annual meeting. Stockholders are being asked to approve certain amendments to the Directors Plan that are described in detail under the proposal to approve the Amended and Restated 2004 Directors Restricted Stock Units Plan. Based on a report from the Company’s independent compensation consultants, the Nominating and Corporate Governance Committee recommended, and the Board approved subject to stockholder approval of the Amended Directors Plan at the annual meeting, establishing the RSU Compensation Amount at $100,000 for 2006. If the Amended Directors Plan is approved at the annual meeting, each of our outside directors will receive RSUs having an aggregate value of $100,000 on the day following the annual meeting.

Our outside directors also receive cash compensation of $30,000 a year. The chairman of the Audit Committee receives additional cash compensation of $20,000 a year, and the chairmen of the Nominating and Corporate Governance, Compensation and Reserves Committees and our lead director each receive additional cash compensation of $10,000 a year for their service to these committees. These amounts are paid in equal monthly installments. Outside directors also receive a $1,500 fee for each Board meeting and each committee meeting attended.

Mr. Hall does not receive any special compensation for his service as a director. All directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2006 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR Corp.	6,014,200	7.55%
82 Devonshire Street
Boston, Massachusetts 02109

Stock Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2006 by our directors, our five most highly-compensated executive officers, and all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

A. Patrick Bernard	151,651		*
Kenneth L. Blanchard	540,411	(2)(3)	*
Enoch L. Dawkins	25,207	(4)	*
James M. Funk	3,946	(5)	*
Terence E. Hall	1,096,988		1.3%
Ernest E. Howard	7,431	(4)	*
Gregory L. Miller	169,951		*
Richard A. Pattarozzi	35,207	(4)	*
Justin L. Sullivan	55,207	(4)	*
Robert S. Taylor	405,002		*
All directors and executive officers as a group (13 persons)	2,959,471		3.6%

*	Less than 1%.

(1)	Includes the number of shares subject to options that are exercisable by May 14, 2006, as follows: Mr. Blanchard (460,000); Mr. Dawkins (20,000); Mr. Hall (1,072,117); Mr. Pattarozzi (30,000); Mr. Sullivan (40,000); Mr. Taylor (400,000); Mr. Miller (166,500); and Mr. Bernard (147,500).

(2)	Includes 19,320 shares held by Mr. Blanchard’s children and 15,794 shares held by Mr. Blanchard’s spouse, of which Mr. Blanchard is deemed to be the beneficial owner.

(3)	Includes 24,000 shares of restricted stock which will vest in equal annual installments of 8,000 shares. The first installment vested on January 2, 2006.

(4)	Includes the number of shares the director has the right to receive through the grant of Restricted Stock Units, as follows: Mr. Dawkins (5,207); Mr. Pattarozzi (5,207); Mr. Sullivan (5,207); Mr. Howard (2,431) and Mr. Funk (1,946). Each Restricted Stock Unit vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our board of directors.

(5)	Includes 2,000 shares held jointly with Mr. Funk’s spouse.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table shows the compensation of our chief executive officer and our four other most-highly compensated executive officers for the three fiscal years ended December 31, 2005.

Summary Compensation Table

								Long-Term
								Awards
								Securities
		Annual Compensation		Other Annual		Restricted		Underlying	All Other
Name and Position	Year	Salary	Bonus	Compensation(1)		Stock		Options/SARs	Compensation(2)

Terence E. Hall	2005	$525,000	$600,000					188,500	$11,954
Chairman, Chief	2004	450,000	437,500	—	(3)			490,000	11,261
Executive Officer	2003	450,000	300,000	—	(3)			—	12,916
Kenneth L. Blanchard	2005	$325,000	$325,000			$533,760	(6)	78,000	$19,890
Chief Operating Officer,	2004	248,423	224,875	—				200,000	11,386
President	2003	210,000	125,000	—				70,000	12,547
Robert S. Taylor	2005	$250,000	$250,000					60,000	$15,120
Chief Financial Officer,	2004	177,077	178,500	—				150,000	10,986
Executive Vice President,	2003	160,000	100,000	—				70,000	12,412
Treasurer
Gregory L. Miller(4)	2005	$230,000	$200,000					41,500	$13,512
Executive Vice President	2004	200,000	230,000	—				100,000	5,474
	2003	138,940	50,000	—				25,000	2,878
A. Patrick Bernard(5)	2005	$210,000	$210,000					37,500	$8,659
Executive Vice President	2004	193,358	113,750	—				100,000	9,572
	2003	136,532	50,000	—				15,000	8,660

(1)	Perquisites and other personal benefits paid in any of the years presented did not exceed the lesser of $50,000 or 10% of salary and bonus for that year.

(2)	Comprised of our matching contributions to the 401(k) plan, hospitalization and health insurance, disability and life insurance.

(3)	Mr. Hall is allowed to use the corporate airplane for personal travel. Mr. Hall reimburses us for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses us for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. Mr. Hall reimbursed us approximately $16,849 for his personal use of the airplane during 2005.

(4)	Mr. Miller was appointed as an executive officer in September 2004. He also serves as the President of our wholly-owned subsidiary, SPN Resources, LLC, which position he has held since April 2003.

(5)	Mr. Bernard was appointed as an executive officer in September 2004.

(6)	On December 14, 2005, the Company and Mr. Blanchard entered into a retention agreement pursuant to which the Company granted him 24,000 shares of restricted stock, which will vest in equal annual installments of 8,000 shares. The first installment vested on January 2, 2006, and the remaining two installments will vest on January 2, 2007 and 2008. As of December 31, 2005, the value of the restricted stock grant was $505,200 (calculated by multiplying 24,000 by the closing share price of $21.05)

Executive Employment Agreements

We have entered into employment agreements with all of our eight executive officers.

Mr. Hall’s employment agreement has a term that expires on July 15, 2008. The term is automatically renewed for an additional year on each July 15 unless we or Mr. Hall gives at least 90 days written notice that the term will not be extended. Mr. Hall’s current annual base salary is $590,000. He is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Compensation Committee. Mr. Hall’s employment agreement contains non-competition and other provisions intended to protect our interests in the event that Mr. Hall ceases to be employed. The agreement provides for the termination of Mr. Hall’s employment upon his death or disability, by us for cause or by Mr. Hall for good reason. In relation to us, cause is defined to include a willful and continued failure by Mr. Hall to substantially perform his duties, or willful misconduct by him that is materially injurious to us. In relation to Mr. Hall, good reason includes any failure by us to comply with any material provision of his employment agreement. Upon termination of Mr. Hall’s employment, we must pay him (or his estate in the event of a termination as a result of death) all compensation owing through the date of his termination, including any bonuses, incentive compensation or other amounts accrued and payable to him as of such date. Upon termination of Mr. Hall’s employment, we must pay Mr. Hall (or his estate in the event of a termination as a result of death), a benefit in an amount equal to his annual base salary. If Mr. Hall’s employment is terminated within two years following a change-in-control of our company, in addition to any amounts otherwise due to him under the agreement, Mr. Hall is entitled to (i) a lump-sum payment equal to the product of the sum of his base salary and the bonus paid or payable to him for the proceeding fiscal year and the greater of the number of years (including partial years) remaining in his term of employment or the number 2, (ii) continue his participation in our medical, dental, accidental death, and life insurance plans for two years, subject to COBRA required benefits thereafter, and (iii) be fully-vested in any stock options or stock grants held by him.

Mr. Taylor’s and Mr. Blanchard’s employment agreements have terms that expire on April 1, 2009. The terms of Mr. Taylor’s and Mr. Blanchard’s employment agreements are automatically renewed for an additional year on each April 1 unless, either we or Mr. Taylor or Mr. Blanchard, as appropriate, give at least 180 days prior written notice of our or his election not to extend the employment term. Mr. Taylor’s current annual base salary is $300,000, and Mr. Blanchard’s current annual base salary is $370,000. Each of Messrs. Taylor and Blanchard is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives and are eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Compensation Committee. Their employment agreements also contain non-competition and other provisions intended to protect our interests in the event that either officer ceases to be employed. Upon termination of Mr. Taylor’s or Mr. Blanchard’s employment, we must pay Mr. Taylor or Mr. Blanchard, as appropriate (or their estates in the event of a termination as a result of death), all compensation owing through the date of their termination, including any bonuses, incentive compensation or other amounts accrued and payable to them as of such date. Upon termination due to a change in control of our company, Mr. Blanchard and Mr. Taylor are entitled, respectively, to a lump-sum payment equal to two times the sum of (i) their base salary and (ii) the average of the annual bonuses paid or payable to them for the preceding three fiscal years.

The employment agreements with each of our other five executive officers (each of whom have the title Executive Vice President), have terms that expire on April 1, 2007. The current base salaries for these officers are as follows: Mr. Bernard ($225,000), Mr. Cook ($195,000), Mr. Holleman ($195,000), Mr. Miller ($240,000), and Mr. Young ($220,000). Should any of these officers serve until April 1, 2007, and remain employed by us thereafter, his employment relationship shall convert to a month-to-month, at will relationship and be terminable for any reason by us or him upon 30 days prior written notice to the other party. All of these officers are eligible to earn annual incentive bonuses based upon the achievement of performance objectives and are eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Compensation Committee. Each of their employment agreements also contain non-competition and other provisions intended to protect our interests in the event that they cease to be employed. In addition, upon a change in control of our company, each of the above-named officers is entitled to a lump-sum payment equal to two times the amount of his base salary.

Option Grants in 2005

The following table contains information concerning the grants of options to our five most highly-compensated executive officers during 2005. No stock appreciation rights were granted in 2005.

2005 Stock Option Grants

		Percent of Total			Potential Realizable Value
	No. of Shares	Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise		of Stock Appreciation
	Options	Employees	or Base	Expiration	for Option Term(1)
Name	Granted	in 2005	Price	Date	5%	10%

Terence E. Hall	188,500	21.8%	$17.46	6/24/2015	2,069,824	5,245,341
Kenneth L. Blanchard	78,000	9.0%	$17.46	6/24/2015	856,479	2,170,486
Robert S. Taylor	60,000	6.9%	$17.46	6/24/2015	658,830	1,669,605
Gregory L. Miller	41,500	4.8%	$17.46	6/24/2015	455,691	1,154,810
A. Patrick Bernard	37,500	4.3%	$17.46	6/24/2015	411,769	1,043,503

(1)	Appreciation has been calculated over the term of the options, beginning with the exercise price of each respective option.

Aggregate Option Exercises During 2005 and Option Values at Fiscal Year End

The following table contains information concerning the aggregate option exercises by our five most highly-compensated executive officers during 2005 and the value of outstanding options as of December 31, 2005 based on the difference between the closing per share sale price of $21.05 on that date, as reported by the New York Stock Exchange, and the exercise price of the options.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options
	Acquired on	Value	Options at Year End (#)	at Year End ($)
	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Terence E. Hall	944,000	13,007,536	1,072,117/0	$10,694,813/$0
Kenneth L. Blanchard	365,000	3,755,007	436,667/23,333	$4,236,221/$286,529
Robert S. Taylor	300,000	3,375,283	376,667/23,333	$3,747,521/$286,529
Gregory L. Miller	—	—	166,500/0	$1,486,735/$0
A. Patrick Bernard	—	—	147,500/5,000	$1,285,625/$56,000

Long-Term Compensation Plan — Awards in 2005

The following table contains information concerning the grant of performance stock units (PSUs) to our five most highly-compensated executive officers during 2005.

			Estimated Future Payouts Under
	Number of Shares,	Performance or Other	Non-Stock Price-Based Plans(1)
	Units or Other	Period Until	Threshold	Target	Maximum
Name	Rights (#)	Maturation or Payout	($)	($)	($)

Terence E. Hall	7,875	01/01/2005-12/31/2007	$393,750	$787,500	$1,575,000
Kenneth L. Blanchard	3,250	01/01/2005-12/31/2007	$162,500	$325,000	$650,000
Robert S. Taylor	2,500	01/01/2005-12/31/2007	$125,000	$250,000	$500,000
Gregory L. Miller	1,725	01/01/2005-12/31/2007	$86,250	$172,500	$345,000
A. Patrick Bernard	1,575	01/01/2005-12/31/2007	$78,750	$157,500	$315,000

(1)	The estimated payouts are based on achieving the specified level for each criterion, the Relative ROIC and Relative TSR. Therefore, the estimated payout for each individual criterion is 50% of the numbers indicated above.

PSUs will be earned based upon two factors, the Company’s return on invested capital relative to the return on invested capital of the Company’s “Peer Group” (the “Relative ROIC”) and the Company’s total shareholder return relative to the total shareholder return of the “Peer Group” (the “Relative TSR”) during the performance period. Under both performance criteria, the maximum, target and threshold levels are met when the Relative ROIC and Relative TSR are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and total shareholder return of the Company’s peer company group. The performance period runs from January 1, 2005 through December 31, 2007. Each PSU has a target value of $100 and the amount earned as a result of the Relative ROIC and Relative TSR achieved for the performance period are added to determine the total per PSU value. The per PSU value is then multiplied by the number of PSUs granted to the recipient to determine the total payout amount. The performance units shall vest one-third each year provided that the recipient remains employed by the Company on such dates. The payouts are paid half in common stock and half in cash.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Howard, and Pattarozzi. Each of these individuals meets the independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered independent public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, and has reviewed KPMG’s independence. As part of the committee’s review of KPMG’s independence, it received and discussed the written disclosures and the letter from KPMG required by Independence Standards Board Statement No. 1. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Justin L. Sullivan
Ernest E. Howard, III
Richard A. Pattarozzi

Fees Paid to Independent Registered Public Accounting Firm

KPMG has billed us the following amounts for professional services rendered during each of the fiscal years represented:

	Fiscal Year Ended
	December 31,
	2005	2004

Audit Fees(1)	$787,500	$815,135
Audit-Related Fees(2)	106,840	55,050
Tax Fees(3)	62,380	278,487
All Other Fees(4)	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

(4)	Reflects fees for all other services not included in the figures above. KMPG did not perform any financial information systems design and implementation services for us in 2005 or 2004.

Pre-Approval Process

The services performed by the independent auditor in 2005 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent auditor. For non-audit services permissible under law, management may either (i) submit the project for pre-approval by the chairman of the audit committee, if the total anticipated cost of the project is no more than $10,000 and the total anticipated cost of all such projects pre-approved by the chairman during the fiscal quarter does not exceed $25,000, or (ii) submit the project for pre-approval by the full audit committee, either at its next regularly scheduled meeting, at a special meeting, or by unanimous written consent.

Management may engage the independent registered public accounting firm to perform specific permissible audit-related and non-audit services described on an exhibit to the policy without the pre-approval of the audit committee, provided that such services are performed pursuant to separate engagement letters and the aggregate cost of those services does not exceed $10,000 per calendar quarter. Once this amount is exceeded in any calendar quarter, the independent registered independent public accounting firm may not provide additional services unless they are pre-approved as described above. Permissible services not listed on the exhibit must be separately pre-approved by the audit committee.

At each regularly scheduled meeting of the audit committee, the chairman of the audit committee and management will advise the full audit committee of the scope and anticipated cost of any projects undertaken without the approval of the full audit committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee is responsible for reviewing, establishing and approving changes to compensation policies and administering compensation plans for the Company’s executive officers. The specific duties and responsibilities of the Compensation Committee are described above under “Election of Directors — Board Committees — Compensation Committee” and in the charter of the Compensation Committee which is available on the Company’s website at www.superiorenergy.com.

The Compensation Committee has furnished the following report on executive compensation.

Executive Compensation Objectives and Policies

The Compensation Committee seeks to ensure that:

•	rewards are linked to Company-wide individual performance;

•	the interest of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at market-competitive levels that enable the Company to attract, retain and motivate a talented work force which helps us maintain a critical advantage in our extremely competitive market place.

The key elements of the Company’s executive compensation program consist of base salary, annual bonus and long-term incentives. The Committee focuses on tying a high proportion of executive officer compensation to long-term performance and enhancing stockholder value. As an executive’s level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary, creating the potential for greater variability in the individual’s compensation level from year to year. The Committee believes that its current combination of programs provides an appropriate mix of fixed and variable pay, balancing short-term operational and long-term performance, and encouraging executive retention.

A general description of the elements of the Company’s compensation package, including the basis for the compensation award to the Company’s chief executive officer for 2005, follows.

Components of Executive Compensation

Base Salary

In establishing base cash compensation for our executives, we target the median cash compensation of our competitors for their executives with similar responsibilities. Survey data is provided annually to us by a professional compensation consulting firm. The Committee annually reviews each executive officer’s base salary. In determining salary adjustments for each executive officer, the Committee considers various factors, including the individual’s performance and contribution, the average base pay level for similar positions and the Company’s performance. The Committee exercises discretion in setting base salaries within the guidelines discussed above.

Annual Incentive Bonus

The Compensation Committee approves all annual cash incentive bonuses awarded to our executive officers. Executive officers are eligible to receive an annual cash bonus based on a percentage of base salary, the Company’s achievement of annual performance goals and, for most participants, divisional or subsidiary goals. If performance goals are exceeded, award amounts increase up to a pre-established maximum of 100% of salary. Participants in the cash bonus program are recommended by management and selected by the Committee. The program allows the Committee to fix the maximum dollar amount of an award. For 2005, the Committee approved minimum (25% of salary), target (50% of salary), maximum (100% of salary), cash bonus awards for our executive officers, based upon each officer achieving 75%, 100% and 130%, respectively, of a financial performance target that was tailored to him. Assuming the particular officer qualified for a bonus payout, the payout could either be reduced by a maximum of 25% if pre-determined “base” safety metrics were not met or increased by a maximum of 12.5% for achieving “stretch” safety targets. This cash bonus program has the effect of linking a significant portion of our executives’ total cash compensation to our overall performance.

The Company did not achieve the maximum performance goals for 2005 due primarily to the disruptions encountered as a result of Hurricanes Katrina and Rita and the forced temporary relocation of the Company’s executive offices to its Broussard facility. Due to the Committee’s view of the extraordinary efforts by the Company’s executive management team in responding to the challenges presented in 2005 and the Company’s record year in terms of revenue and net income, the Committee exercised its discretion and awarded bonuses to the executive officers and other participating key employees in excess of amounts that would have been payable based on the achievement of the specified performance goals. While the Committee does not view this exercise of discretion as setting precedent, the Committee believed that the bonus awards were appropriate given the Company’s successful results in the face of unprecedented challenges.

Long-Term Incentives

Consistent with our compensation philosophy, the Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of our executives with those of our stockholders. In 2005, the Committee adopted a long-term incentive (“LTI”) program designed to reduce the Company’s historical reliance on options and to more closely link long-term incentive payments to long-term performance. Participants in the LTI program are recommended by management and approved by the Committee. In 2005, the LTI program used a combination of performance share units (“PSUs”’) and stock options. Grants of PSUs provide for the payout of up to 50% in shares of common stock and the remainder in cash following the end of the three year performance period, if the recipient has met continued service requirements.

In 2005, each of our executive officers (and other key employees participating in the program) had a target percentage established to determine the maximum amount payable under the LTI program for the 2005 awards. For our Chief Executive Officer, the target percentage was 300% of his base salary, for our Chief Operating Officer and

Chief Financial Officer, the target percentage was 200% of their respective base salaries, and for our other executive officers (each of whom holds the title of Executive Vice President), the target percentage was 150% of their respective base salaries. Fifty percent of this amount was granted in the form of options (using a valuation formula that takes into account the current trading price of our common stock and the cost to us of expensing the options) and the remaining 50% was used as the target payout on the PSUs.

The options granted under the program in 2005 vested on December 31, 2005. The exercise price of the options was equal to the fair market value of the option on the date of grant. The Compensation Committee did not grant stock options with the so-called “reload” feature, nor will it loan funds to employees to enable them to exercise the stock options. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises depend entirely on the long-term appreciation of the Company’s stock price.

In 2005, the Committee used two performance criteria for the PSUs: (i) return on invested capital (“ROIC”); and (ii) total stockholder return, in each case relative to the peer group consisting of twelve oilfield services companies used in tracking our common stock performance as described further under the heading “Performance Graph,” below.

The philosophy of our LTI program is simple: a basic reward for reaching minimum expectations, and an upside for reaching our maximum or aspirational goals. The LTI program links our long-term performance directly to compensation received by our executive officers and other key employees and encourages them to make significant contributions towards increasing our ROIC and, ultimately, our total stockholder return. Under both performance criteria, the maximum, target and threshold levels are met when our ROIC and shareholder return are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and total shareholder return of our peer company group. If “maximum” levels are attained within both performance criteria, at the end of the three year period in 2008, the executive officer is eligible to receive, for each PSU held by him, cash and common stock valued at 200% of the date-of-grant value of the PSU. If “target” levels are attained within both performance criteria, the executive officer is eligible to receive, for each PSU held by him, cash and common stock valued at 100% of the date-of-grant value of the PSU. Finally, if “threshold” levels are attained within both performance criteria, the executive officer is eligible to receive, for each PSU held by him, cash and common stock valued at 50% of the date-of-grant value of the performance unit. Results that fall in-between the “maximum,” “target” and “threshold” levels of both performance criteria will be calculated based on a sliding scale.

Compensation of the Chief Executive Officer

Components of our Chief Executive Officer’s compensation program for 2005 included base salary, an annual incentive bonus and participation in our LTI program.

Mr. Hall’s base salary for 2005 was $525,000. His base salary was increased to $525,000 from $450,000 effective January 1, 2005. Mr. Hall also received a cash incentive bonus in the amount of $600,000. Mr. Hall also received 188,500 stock options and 7,875 PSUs under the LTI program.

The Compensation Committee believes that the total compensation package provided to Mr. Hall is fair and reasonable based on the competitive market in which we conduct our business and his overall contribution to our continued success.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options we grant have been structured to qualify as performance-based so they are not subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was composed entirely of outside, non-employee directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

THE COMPENSATION COMMITTEE

Enoch L. Dawkins
James M. Funk
Richard A. Pattarozzi
Justin L. Sullivan

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. To the best of our knowledge, all required forms were timely filed with the SEC during 2005 except for a Form 4 reporting one transaction filed on behalf of Mr. Holleman, due to a clerical error.

Performance Graph

The graph and corresponding table below compares the total stockholder return on our common stock for the last five years with the total return on the S&P 500 Index and a Self-Determined Peer Group for the same period. The information in the graph is based on the assumption of a $100 investment on January 1, 2001 at closing prices on December 31, 2000.

Comparison of Cumulative Five Year Total Return

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.00 on December 31, 2000.

Beginning with the Proxy Statement for 2005, we changed the composition of the Self-Determined Peer Group that represents the peer company index for this performance graph. Our Self-Determined Peer Group consists of the same peer group of twelve companies whose average stockholder return levels comprise part of the performance criteria established by the Compensation Committee under our long-term incentive compensation program (which is described under the heading “Compensation Committee Report on Executive Compensation,” above): BJ Services Company, Helix Energy Solutions Group, Inc., Helmerich & Payne, Inc., Oceaneering International, Inc., Oil States International, Inc., Pride International, Inc., RPC, Inc., Seacor Holdings Inc., Smith International, Inc., Tetra Technologies, Inc., W-H Energy Services, Inc. and Weatherford International, Ltd.

PROPOSAL TO APPROVE THE AMENDED AND RESTATED SUPERIOR ENERGY SERVICES, INC.
2004 DIRECTORS RESTRICTED STOCK UNITS PLAN

General

The Superior Energy Services, Inc. 2004 Directors Restricted Stock Units Plan (the “Director Plan”) was initially approved by the Company’s stockholders at its 2004 annual meeting of stockholders. The purpose of the Director Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain Directors of experience and ability, and to encourage the highest level of Director performance by providing Directors with a proprietary interest in the Company’s financial success and growth.

On February 23, 2006, the Board of Directors approved amendments to the Director Plan, some of which are substantive in nature. In particular, the amendments to the Director Plan effect the following changes: (i) increases the number of shares that may be issued under the Director Plan from 200,000 to 300,000 shares of common stock; (ii) replaces the set $30,000 annual restricted stock unit amount with a provision that allows the board to set the dollar amount each year after considering the recommendation from the Nominating and Corporate Governance Committee; and (iii) adds a provision that RSUs will be paid out upon a change of control of the Company, in order to avoid the possibility of incurring additional taxes and penalties under Section 409A of the Internal Revenue Code, as amended (the “Code”). In connection with these amendments, the Board of Directors desires to amend and restate the Director Plan to reflect the proposed amendments to the Director Plan. A copy of the Amended and Restated Superior Energy Services, Inc. 2004 Directors Restricted Stock Units Plan (the “Amended Director Plan”) is attached hereto as Appendix B.

Terms of the Amended Director Plan

Administration of the Amended Director Plan.  The Compensation Committee of the Board administers the Amended Director Plan and has authority to make awards under the Amended Director Plan, to interpret the Amended Director Plan, to establish any rules or regulations relating to the Amended Director Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Amended Director Plan. The Board has the authority to set the RSU Compensation Amount after considering the recommendation of the Nominating and Corporate Governance Committee of the Board. Neither the Board of Directors nor the Compensation Committee has the authority to make discretionary grants of RSUs under the Amended Director Plan. Grants may be made only as described below under the caption “Grant of Restricted Stock Units.”

Eligibility.  Only members of the Board of Directors who are not employed by the Company or any of its subsidiaries (each, a “Director”) are eligible to participate in the Amended Director Plan.

Grant of Restricted Stock Units.  On the day following each annual meeting of stockholders, as long as the Amended Director Plan remains in effect and there are sufficient shares of common stock available for issuance through the Amended Director Plan, each Director shall receive an automatic grant of Restricted Stock Units (“RSUs”) with an aggregate value equal to the dollar amount of compensation that each Director is to receive in RSUs as set by the Board of Directors (the “RSU Compensation Amount”). Based on a report from the Company’s independent compensation consultants, the Nominating and Corporate Governance Committee recommended, and the Board approved, subject to approval of the Amended Directors Plan at the annual meeting, establishing the RSU Compensation Amount at $100,000 for 2006. The number of RSUs granted shall be determined by dividing the RSU Compensation Amount by the fair market value of a share of common stock on the day of the annual meeting of stockholders, rounded up to the nearest whole number of RSUs.

In the event that a person becomes a Director other than by election at the annual meeting of stockholders, such Director shall receive a pro rata number of RSUs based upon the number of full calendar months between the date the person becomes a Director and the first anniversary of the most recent annual meeting of stockholders and the fair market value of a share of common stock on the date the person becomes a Director.

Terms and Conditions of Restricted Stock Units.  Each RSU granted under the Amended Director Plan represents the right to automatically receive from the Company, thirty days following the date the Director ceases to be a Director, for any reason, one (1) share of common stock, free of any restrictions and all cash, securities and property credited to or deposited in the Director’s account with respect to each RSU. Until a Director is issued shares to which an RSU relates, he is not entitled to any incidents of ownership in any share nor any cash, securities or property credited to or deposited in an account related to such RSU.

The Company shall credit the Director’s account for any cash dividends, property distributions to which the Director would have been entitled had the Director been a record holder of one share of common stock for each RSU at all times from the date of grant of such RSU to such issuance date. All credits to such account shall accrue interest compounded quarterly until paid in accordance with the terms of the Amended Director Plan and applicable award notice.

Shares Issuable Through the Amended Director Plan.  A total of 300,000 shares of common stock are authorized to be issued under the Amended Director Plan, representing approximately 0.38% of our outstanding shares of common stock. The closing sale price of a share of common stock, as quoted on the New York Stock Exchange on March 31, 2006 was $26.79.

Adjustments to Shares Issuable Through the Amended Director Plan.  Proportionate adjustments will be made to all of the share limitations provided in the Amended Director Plan, including shares subject to RSUs, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the shares of common stock, and the terms of any RSUs will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Change in Control.  Upon a change of control of the Company, the Company shall make a distribution of all amounts due under the Amended Director Plan to each Director. For purposes of the Amended Director Plan, a change of control means a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, as such terms are defined in Section 409A of the Code.

Amendments to the Amended Director Plan.  The Board may amend or discontinue the Amended Director Plan at any time. However, our stockholders must approve any amendment that would:

•	increase the maximum number of shares of common stock that may be issued under the Amended Director Plan;

•	materially increase the benefits accruing to the Directors under the Amended Director Plan;

•	materially expand the classes of persons eligible to participate in the Amended Director Plan; or

•	materially extend the term of the Amended Director Plan.

No amendment or discontinuance of the Amended Director Plan may materially impair any previously granted RSU without the consent of the recipient. Furthermore, no amendment or discontinuance may accelerate a distribution of shares unless the amendment or discontinuance is not a violation of Section 409A of the Code. The Amended Director Plan may also be amended at any time in order to bring the Amended Director Plan into compliance with regulations issued under Section 409A.

Continuation of Employment.  Nothing in the Amended Director Plan or in any instrument executed pursuant to the Amended Director Plan shall confer upon any Director any right to continue as a Director nor affect the right of the Company to terminate the services of the Director.

Transferability of RSUs.  The RSUs awarded under the Amended Director Plan may not be transferred, pledged, assigned or otherwise encumbered by a Director except:

•	by will; or

•	by the laws of descent and distribution.

Term of the Director Plan.  No RSUs may be granted under the Amended Director Plan later than May 25, 2014. However, any RSUs that have been granted prior to such date shall remain in effect until all such RSUs have been paid out in shares, expired or canceled under the terms of the Amended Director Plan.

Awards to be Granted

If our stockholders approve the Amended Director Plan at the annual meeting, RSUs will be granted under the Amended Director Plan on May 24, 2006, to the persons named and in the amounts set forth below.

	Amended and Restated
	Superior Energy Services, Inc.
	2004 Restricted Stock Units Plan
Name	Dollar Value ($)(1)	Number of Units(2)

Enoch L. Dawkins	$100,000	—
James M. Funk	$100,000	—
Ernest E. Howard, III	$100,000	—
Richard A. Pattarozzi	$100,000	—
Justin L. Sullivan	$100,000	—
All non-employee directors as a group	$500,000	—

(1)	The referenced grant of RSUs is contingent upon the director’s re-election at the annual meeting of stockholders.

(2)	The number of RSUs to be granted will be determined by dividing $100,000 by the fair market value of a share of common stock on the date of the annual meeting of stockholders.

Vote Required

Approval of the Amended Director Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposed plan, and the total votes cast on the proposal must represent more than 50% of our outstanding common stock as of the record date of the stockholders’ meeting.

The Board unanimously recommends that the stockholders vote FOR the proposal to approve the Amended Director Plan.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,893,633	$11.44	3,229,784
Equity compensation plans not approved by security holders	—	—	—

Total	3,893,633		3,229,784

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, which selection is submitted to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented at the annual meeting, the selection will be reconsidered by the audit committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The audit committee and our board of directors recommends that you vote to ratify the retention of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another stockholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify your broker if your shares are held in a brokerage account. The Company promptly will deliver to a stockholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the stockholder’s written or oral request directed to Secretary at (504) 362-4321, Superior Energy Services, Inc., 1105 Peters Road, Harvey, Louisiana, 70058.

2007 STOCKHOLDER NOMINATIONS AND PROPOSALS

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 270 days and not less than 120 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2007 annual meeting, a stockholder’s notice must be received by our Secretary on or after August 26, 2006, but not before January 23, 2007. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors

GREG ROSENSTEIN
Secretary

Harvey, Louisiana
April 19, 2006

APPENDIX A

SUPERIOR ENERGY SERVICES, INC.

AUDIT COMMITTEE CHARTER

Organization; Member Qualification

The audit committee will be appointed by the board of directors and will be composed of at least three directors. The members of the audit committee will be appointed by the board of directors upon the recommendation of its nominating and corporate governance committee and may be removed by the board of directors at its discretion. The audit committee’s chairperson will be designated by the board of directors. Each member of the audit committee will meet the independence, experience and expertise requirements of the New York Stock Exchange (the “NYSE”) and any other applicable legal or regulatory requirements.

Authority and Responsibilities

The primary responsibility of the audit committee will be to assist the board of directors in its oversight of the integrity of (i) the Company’s financial statements, (ii) the independent auditor’s qualifications, independence and performance, (iii) the performance of the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In carrying out its duties, the audit committee will have the authority and responsibility to:

•	Retain and terminate, in the audit committee’s discretion, the firm of independent auditors to audit the Company’s financial statements and approve the adequacy of their compensation and the terms of the audit engagement. The audit committee will also pre-approve any non-audit services provided by the independent auditors.

•	Have a clear understanding with the independent auditors that they are directly accountable to the audit committee, as the board of directors’ and stockholders’ representatives, who have ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

•	Discuss generally the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies to the extent required under applicable legal, regulatory or NYSE requirements. The audit committee need not discuss in advance each instance in which the Company may provide earnings guidance.

•	Meet with the independent auditors and financial management to review and discuss the scope of the proposed audit and quarterly reviews for the current year, the procedures to be utilized and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

•	Discuss with management and the independent auditor the Company’s annual audited financial statements, including the disclosures made in “management’s discussion and analysis of financial condition and results of operation,” recommending to the board of directors whether the audited financial statements should be included in the Company’s Form 10-K and all other matters that are required to be reviewed under applicable legal, regulatory or NYSE requirements.

•	Discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statement, the disclosures made in “management’s discussion and analysis of financial condition and results of operation” and all other matters that are required to be reviewed under applicable legal, regulatory or NYSE requirements.

•	Meet separately, at least quarterly, with management, the internal auditors and the independent auditors, to discuss the Company’s financial statements, accounting policies and controls and other relevant topics and elicit any recommendations for improvement to internal controls or particular areas where new or more detailed controls or procedures are desirable. In addition, the audit committee shall review and discuss separately with the independent auditors their audit, any problems or difficulties encountered by the independent auditors during their audit and management’s response to such problems or difficulties.

•	On at least an annual basis, obtain from the independent auditors a written report delineating all their relationships with the Company consistent with generally accepted auditing standards, as well as describing their internal quality-control procedures, any material issues raised by their most recent internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues. In addition, the committee will review and discuss with the independent auditors the report, and the nature and scope of any disclosed relationships or professional services, or any other relationships that may adversely affect the independence of the auditor, and any material issues relating to the independent auditor’s internal quality-control.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with the Company’s outside counsel any legal matters, including material pending litigation involving the Company, that may have a material impact on the financial statements.

•	Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct required in the policies of the Company. In connection with these reviews, the audit committee will meet, as it deems appropriate, with management, legal counsel and employees.

•	Recommend to the board of directors policies for the Company’s hiring of employees or former employees of the independent auditors which guidelines will meet all applicable legal, regulatory or NYSE requirements.

•	Report regularly to the board of directors whether any issues have arisen with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, and the performance of the independent or internal auditors. The audit committee will report the results of the annual audit to the board of directors.

Outside Advisors

The audit committee will have the power to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the audit committee, for payment of compensation approved by the audit committee to the independent and internal auditors and to any other advisors employed by the audit committee.

The Committee will be entitled to rely on Company management, the independent and internal auditors and legal counsel to provide them with information, opinions, reports or statements, and will be fully protected in relying in good faith upon the records of the Company and such information, opinions, reports or statements as to matters the committee reasonably believes are within such other persons’ professional or expert competence.

Investigations; Complaints

The audit committee will have the authority to conduct or authorize investigations into any matters within its scope of responsibilities. In addition, the committee shall establish procedures for the receipt, retention, and treatment of complaints regarding the Company’s accounting, internal accounting controls, and auditing matters in accordance with all applicable legal, regulatory or NYSE requirements.

Meetings

The audit committee will meet at least four times annually, and more frequently if the committee determines it to be appropriate. To foster open communications, the audit committee may invite other directors or representatives of management, the independent and internal auditors to attend any of its meetings, but reserves the right in its discretion to meet in executive session. The audit committee will maintain written minutes of all its meetings and provide a copy of all such minutes to each member of the board of directors.

Annual Report; Annual Review

The audit committee will make an annual report, which will be included in the proxy statement for the annual meeting of stockholders. In the report the audit committee will state whether it performed its annual tasks described above. The audit committee will also perform annually an evaluation of its performance and its adherence to this charter. This annual review will be submitted to the board of directors for review and discussion.

Relationship to Other Groups

The Company’s management is responsible primarily for developing the Company’s accounting practices, preparing the Company’s financial statements, maintaining internal controls, maintaining disclosure controls and procedures, and preparing the Company’s disclosure documents in compliance with all applicable legal requirements. The internal auditors are responsible primarily for objectively assessing the Company’s internal controls. The independent auditors are responsible primarily for auditing and attesting to the Company’s financial statements and evaluating the Company’s internal controls. Subject to the limitations noted in this charter, the audit committee is responsible for overseeing this process and discharging such other functions as are required by law or the board of directors. The functions of the audit committee are not intended to duplicate, certify or guaranty the activities of management or the independent and internal auditors.

The audit committee will strive to maintain an open and free avenue of communication among management, the independent auditors, the internal auditors and the board of directors. The independent and internal auditors will report directly to the audit committee.

Limitations

The audit committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its stockholders.

The audit committee is not responsible for preparing the Company’s financial statements, planning or conducting the audit of such financial statements, determining that such financial statements are complete and accurate or prepared in accordance with generally accepted accounting standards, or assuring compliance with applicable laws or the Company’s policies, procedures and controls, all of which are the responsibility of management or the outside auditors. The audit committee’s oversight functions involve substantially lesser responsibilities than those associated with the audit performed by the independent auditors. In connection with the audit committee’s oversight functions, the audit committee may rely on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and on the representations of the independent auditors.

In carrying out its oversight functions, the Audit Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

APPENDIX B

AMENDED AND RESTATED
SUPERIOR ENERGY SERVICES, INC.
2004 DIRECTORS RESTRICTED STOCK UNITS PLAN

1.	Purpose of the Plan.

The purpose of the Superior Energy Services, Inc. 2004 Directors Restricted Stock Units Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain Directors of experience and ability, and to encourage the highest level of Directors performance by providing Directors with a proprietary interest in the Company’s financial success and growth.

2.	Definitions.

Certain terms used herein are defined as follows:

2.1 “Award Notice” means any written or electronic notice of grant, evidencing any grant of restricted stock units.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Change of Control” means a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, as such terms are defined in Section 409A.

2.4 “Committee” means the Compensation Committee of the Board or a subcommittee thereof. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 162(m)”).

2.5 “Common Stock” means the common stock, $.001 par value per share, of the Company.

2.6 “Company” or “Superior” means Superior Energy Services, Inc., a Delaware corporation.

2.7 “Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

2.8 “Fair Market Value” means (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

2.9 “Participant” means each Director (as defined in Section 2.7).

2.10 “Plan” means the Superior Energy Services, Inc. 2004 Directors Restricted Stock Units Plan as set forth herein and as amended, restated, supplemented or otherwise modified from time to time.

2.11 “Restricted Stock Unit” or “RSU” means a restricted stock unit granted under Section 5 of the Plan with the terms and conditions described in this Plan.

2.12 “RSU Compensation Amount” shall mean the dollar amount of compensation that each Director shall receive in the form of RSUs each year, as set from time to time by the Board.

2.13 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

3.	Shares of Common Stock Subject to the Plan.

The Company may issue up to 300,000 shares of Common Stock, subject to the adjustment provisions of Section 7, pursuant to RSUs granted hereunder. Such shares may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

4.	Administration of the Plan.

4.1 The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind Plan rules and to make all other determinations necessary for the Plan’s administration. Notwithstanding the foregoing, the Board shall have the authority to amend or discontinue the Plan, as provided in Section 9 hereof, and to set the RSU Compensation Amount after considering the recommendation of the Nominating and Corporate Governance Committee of the Board.

4.2 All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee or of the Board will be liable for any action or determination made in good faith by the Committee or the Board with respect to the Plan or any RSU.

4.3 Neither the Committee nor the Board has the authority to make discretionary grants of RSUs under the Plan. Grants may be made only as provided in Section 5 hereof.

5.	Grant of Restricted Stock Units.

5.1 On the day following each annual meeting of stockholders, while the Plan remains in effect and sufficient shares of Common Stock remain available for issuance hereunder, each Participant will be automatically granted a number of RSUs having an aggregate value equal to the RSU Compensation Amount for that year. The number of RSUs to be granted each year will be determined by dividing the RSU Compensation Amount by the Fair Market Value of a share of Common Stock on the day of the annual meeting of stockholders, and rounding up to the nearest whole number of RSUs.

5.2 While the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, any person who becomes a Director other than by election at an annual meeting of stockholders shall be granted a pro rata number of RSUs determined as follows (rounded up to the nearest whole number):

(x x y) / z, where:

x = the RSU Compensation Amount in effect at such time divided by 12;

y = the number of full calendar months between the date the person becomes a Director and the first anniversary of the most recent annual meeting, and

z = the Fair Market Value of a share of Common Stock on the date the person becomes a Director.

6.	Terms and Conditions of Restricted Stock Units.

6.1 Subject to the terms, conditions, and restrictions set forth herein, each RSU granted under Section 5.1 hereof represents the right to automatically receive from the Company, 30 days following the date (the “Termination Date”) the Participant ceases to be a Director (a “Termination”) for any reason, one share (a “Share”) of Common Stock, free of any restrictions and all cash, securities and property credited to or deposited in the Participant’s Dividend Equivalent Account (as defined in Section 6.4) with respect to each RSU.

6.2 Each RSU shall vest immediately upon grant. A Participant shall not be issued the Shares to which an RSU relates until the Participant’s Termination Date or a Change of Control of the Company.

6.3 Except as provided in Section 6.4, until the Participant is issued the Share to which an RSU relates, such RSU shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) (a) in any Share nor (b) in any cash, securities or property credited to or deposited in a Dividend Equivalent Account related to such RSU.

6.4 From and after the date of grant of an RSU until the issuance of the Share payable in respect of such RSU, the Participant shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any Shares, securities, or other property distributed or distributable in respect of one share of Common Stock (a “Property Distribution”) to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock for each RSU at all times from the date of grant of such RSU to such issuance date. All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all RSUs granted on the same date. All credits to a Dividend Equivalent Account for the Participant shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the terms of the Plan and the applicable Award Notice. The “Account Rate” shall be the prime commercial lending rate announced from time to time by JP Morgan Chase Bank or by another major national bank headquartered in New York, New York designated by the Committee. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof.

6.5 In the event of any Termination, a distribution of all amounts due hereunder related to RSUs shall be made in full to the Participant or his or her designated beneficiary 30 days following the Termination Date.

6.6 A distribution of all amounts due hereunder related to RSUs shall also be made in full to the Participant upon a Change of Control of the Company.

7.	Adjustment Provisions.

In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan, and the number of shares subject to RSUs, shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable in order to provide Participants with the same relative rights before and after such adjustment.

8.	General Provisions.

8.1 Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue as a Director or affect the right of the Company to terminate the services of any Participant.

8.2 No shares of Common Stock will be issued or transferred pursuant to an RSU unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to an RSU, the Company may require the Participant to take any reasonable action to meet such requirements.

8.3 The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

8.4 No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any RSU except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

8.5 No RSUs granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except:

(a) by will; or

(b) by the laws of descent and distribution.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of an RSU or levy of attachment, or similar process upon an RSU not specifically permitted herein, shall be null and void and without effect.

8.6 Each RSU shall be evidenced by an Award Notice, including terms and conditions consistent with the Plan, as the Committee may determine.

9.	Amendment, Discontinuance or Termination of the Plan.

9.1 The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, or (iv) materially extend the term of the Plan, or

(b) materially impair, without the consent of the recipient, an RSU previously granted; and,

provided further, that no amendment or discontinuance may accelerate a distribution of Shares unless the amendment or discontinuance is not a violation of Section 409A. The Plan may also be amended at any time in order to bring the Plan into compliance with regulations issued under Section 409A.

10.  Term of Plan.

No RSUs may be granted under the Plan later than May 25, 2014, which is ten years after the Plan was originally approved by the Company’s stockholders; provided, however, that RSUs granted prior to such date shall remain in effect until all such RSUs have either been paid out in Shares, expired or been canceled under the terms of the Plan.

* * * * * * *

ANNUAL MEETING OF STOCKHOLDERS OF
SUPERIOR ENERGY SERVICES, INC.
May 23, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â
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     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O	Enoch L. Dawkins James M. Funk Terence E. Hall Ernest E. Howard, III Richard A. Pattarozzi Justin L. Sullivan

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Amended and Restated 2004 Directors Restricted Stock Units Plan	☐	☐	☐

3.	Appointment of KPMG LLP as independent registered public accounting firm for 2006	☐	☐	☐

4.	To vote in his discretion upon such other business as may properly come before the annual meeting and any adjournments thereof.
WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THIS PROXY CARD AND FOR PROPOSALS 2 AND 3. THE INDIVIDUAL DESIGNATED ON THE REVERSE SIDE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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SUPERIOR ENERGY SERVICES, INC.
1105 PETERS ROAD
HARVEY, LOUISIANA 70058
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2006
     By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held on May 23, 2006, and any adjournments thereof.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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